AETNA GENERATION FUNDS, INC.
                         COMPUTATION OF PERFORMANCE DATA
                             TOTAL RETURN QUOTATIONS

In calculating the total return quotations, a hypothetical account was established using a $1,000 initial payment.

Formula
   P(1 + T)n = ERV

   P        =        a hypothetical initial payment of $1,000,
   T        =        average annual total return,
   n        =        number of years,
   ERV      =        ending redeemable value at the end of the 1, 5, or 10 year
                     periods  (or   fractional   portion   thereof)  of  a
                     hypothetical $1,000 payment made at the beginning of the 1, 5, or 10 year periods.


                               Select Class Shares
Assumptions:
- The Since Inception figure assumes the redemption on October 31, 1995 of values attributable to a $1,000 payment made on January 4, 1994 (commencement of operations).

Aetna Ascent Fund
     Since Inception       $1,000(1 + 16.70%)       =        $1,167

Aetna Crossroads Fund
     Since Inception       $1,000(1 + 15.30%)       =        $1,153

Aetna Legacy Fund
     Since Inception       $1,000(1 + 14.10%)       =        $1,141